UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 3/9/10

STAR SCIENTIFIC, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-15324	52-1402131
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4470 Cox Road Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 527-1970

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sale of Equity Securities.
Item 3.03 Material Modification to Rights of Security Holders.
On March 9, 2010, Star Scientific, Inc. (the “Company”) entered into a Securities Purchase and Registration Rights Agreement (the “March 9 Agreement”) with certain accredited investors that were previously issued warrants (each a “Warrant Holder” and collectively, the “Warrant Holders”) exercisable into an aggregate amount of 3,870,969 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at an exercise price of $2.00 per share (the “Prior Warrants”).
Pursuant to the March 9 Agreement, the Company agreed to issue and sell to the Warrant Holders 1,754,386 shares of Common Stock in the aggregate at $1.14 per share and amend a portion of the Prior Warrants exercisable into 1,754,386 shares of Common Stock in the aggregate to adjust the exercise price thereof to $1.50 per share (the “Amended Warrants”) for gross proceeds to the Company of approximately $2,000,000 (collectively, the “First March 9 Offering”). Other than the adjustment of the exercise price from $2.00 to $1.50 per share, the terms of the Amended Warrants are identical to terms of the Prior Warrants. Additionally, the March 9 Agreement grants the Investors certain registration rights with respect to the Shares purchased pursuant to the March 9 Agreement.
On March 9, 2010, the Company also entered into a Securities Purchase Agreement and Registration Rights Agreement (the “Second March 9 Agreement”) with certain accredited investors (collectively, the “March 9 Investors”), including an executive office of the Company (the “Executive), to sell 6,757,506 shares of Common Stock (collectively, the “Shares”) at $1.14 per share and warrants to purchase an aggregate of 6,757,506 shares of Common Stock at an exercise price of $1.50 per share (the “Warrants” and, together with the Shares, the “March 9 Securities”). The offering effectuated by the Second March 9 Agreement is hereinafter referred to as the Second March 9 Offering. In addition to purchasing his respective shares of Common Stock for $1.14 per share, the Executive also paid the Company $0.125 per Warrant purchased in the Second March 9 Offering for aggregate gross proceeds to the Company of approximately $8,000,000. The Warrants are first exercisable six months after the closing of the Second March 9 Offering and expire five years after the date that the Warrants are first exercisable. The Warrants are also callable by the Company if the price of the Common Stock exceeds $3.00 per share as quoted on an approved market for twenty consecutive trading days. Additionally, the Second March 9 Agreement grants the Investors certain registration rights with respect to the Securities.
On March 10, 2010, the Company also entered into a Securities Purchase Agreement and Registration Rights Agreement (the “March 10 Agreement”) with an accredited investor (the “March 10 Investor”), to sell 769,230 shares of Common Stock (the “March 10 Shares”) at $1.30 per share and warrants to purchase an aggregate of 769,230 shares of Common Stock at an exercise price of $1.50 per share (the “March 10 Warrants” and, together with the March 10 Shares, the “March 10 Securities”) for gross proceeds to the Company of approximately $1,000,000. The offering effectuated by the March 10 Agreement is hereinafter referred to as the March 10 Offering. The March 10 Warrants are first exercisable six months after the closing of the March 10 Offering and expire five years after the date that the March 10 Warrants are first exercisable. The March 10 Warrants are also callable by the Company if the price of the Common Stock exceeds $3.00 per share as quoted on an approved market for twenty consecutive trading days. Additionally, the March 10 Agreement grants the March 10 Investor certain registration rights with respect to the March 10 Securities.

On March 12, 2010, the Company and an Investor in the Second March 9 Offering agreed to amend the Second March 9 Agreement only to reduce each of the number of shares of Common Stock and Warrants purchased by such Investor to 1,754,385 from 4,385,965 (the “Amended Agreement”). After giving effect to the Amended Agreement, the Second March 9 Offering resulted in gross proceeds to the Company of approximately $5,000,000.
On March 12, 2010, the Company also entered into a Securities Purchase Agreement and Registration Rights Agreement (the “March 12 Agreement”) with an accredited investor (the “March 12 Investor”), to sell 1,428,571 shares of Common Stock (collectively, the “March 12 Shares”) at $1.40 per share and warrants to purchase an aggregate of 1,428,571 shares of Common Stock at an exercise price of $1.50 per share (the “March 12 Warrants” and, together with the Shares, the “March 12 Securities”) for aggregate gross proceeds to the Company of approximately $2,000,000. The offering effectuated by the March 12 Agreement is hereinafter referred to as the March 12 Offering. The March 12 Warrants are first exercisable six months after the closing of the March 12 Offering and expire five years after the date that the March 12 Warrants are first exercisable. The March 12 Warrants are also callable by the Company if the price of the Common Stock exceeds $10.00 per share as quoted on an approved market for twenty consecutive trading days. Additionally, the March 12 Agreement grants the March 12 Investors certain registration rights with respect to the March 12 Securities.
The offerings referred to above were made only to accredited investors, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The Company relied on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) thereof and the rules and regulations promulgated thereunder.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR SCIENTIFIC, INC.
Date: March 15, 2010	By:	/s/ Paul L. Perito
Paul L. Perito
Chairman of the Board, President and Chief Operating Officer